UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	April 20, 2011

Amtech Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

131 South Clark Drive, Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(480) 967-5146

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 20, 2011, Jeong Mo Hwang resigned from the Board of Directors (the “Board”) of Amtech Systems, Inc. (the “Company”), and from all committees of the Board on which he served. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Hwang was a member of the Company’s Compensation and Options Committee, Nominating and Governance Committee and Technology Strategy Committee.

Following Dr. Hwang’s resignation, the Board appointed Dr. Hwang to the position of Vice President and Chief Technology Officer of the Company.

Dr. Hwang will receive an annual salary of $170,000 as well as an annual car allowance of $7,000; he will have the potential for a 30% target bonus and will participate in the Company’s group benefit plans. Dr. Hwang’s options previously granted under the Company’s Non-Employee Directors Stock Option Plan will remain in place and continue to vest in accordance with their existing vesting schedule, rather than expire thirty days after his resignation from the Board as otherwise provided in the Plan.

On April 25, 2011, the Company entered into a Change of Control and Severance Agreement with Dr. Hwang. In the event that Dr. Hwang’s employment with the Company is terminated (other than as a consequence of death or disability) either (i) by the Company for any reason other than for cause during a "pending change in control" (as the term is defined in Dr. Hwang's agreement) or within one year following the occurrence of a "change in control" (as the term is defined in Dr. Hwang's agreement), or (ii) by Dr. Hwang for good reason within one year following the occurrence of a change in control, then Dr. Hwang will be entitled to receive from the Company the following: (i) an amount equal to one year of his base salary in effect on the date of termination of his employment (or $170,000, based upon his salary as of April 25, 2011); (ii) an amount equal to the amount of accrued but unpaid incentive compensation earned by Dr. Hwang as of the date of termination, prorated for the year in which the termination occurs and calculated through the end of the last full month prior to the date of termination with a proportionate adjustment to all caps and floors, if any, based upon the portion of the fiscal year worked prior to the termination; and (iii) full vesting of all outstanding stock options and restricted stock he holds. The foregoing description is qualified in its entirety by the text of the Change of Control and Severance Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

(d) (1) On April 20, 2011, the Board appointed SooKap Hahn, Ph.D. as a director of the Company effective April 20, 2011.

(2) There are no arrangements or understandings between Dr. Hahn and any other persons pursuant to which Dr. Hahn was selected as a director.

(3) Dr. Hahn has been appointed to serve on the Company’s Compensation and Options Committee, Nominating and Governance Committee and Technology Strategy Committee.

(4) Dr. Hahn has not had any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Change of Control and Severance Agreement between Amtech Systems, Inc. and Jeong Mo Hwang, Ph.D.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	April 26, 2011	By	/s/ Bradley C. Anderson
Name: Bradley C. Anderson
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Change of Control and Severance Agreement between Amtech Systems, Inc. and Jeong Mo Hwang, Ph.D.